Exhibit 10.3

COMPONENT PRICING AGREEMENT

This Component Pricing Agreement (this “Agreement”) is between Restoration Robotics, Inc., a Delaware corporation with a principal address at 128 Baytech Drive, San Jose, California 95134 (“Restoration Robotics”) and Evolve Manufacturing Technologies Inc., a company having a place of business at 47300 Bayside Parkway, Fremont, CA 94538 (“Component Supplier”) and is effective as of August 1, 2016 (the “Effective Date”). Restoration Robotics and Component Supplier may be each referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, Component Supplier purchases certain products from certain vendors (each, a “RR Manufacturer”, and collectively the “RR Manufacturers”) for the manufacturing of products for Restoration Robotics (such products, “RR Products”).

WHEREAS, Restoration Robotics purchases RR Products from Component Supplier.

WHEREAS, the Parties wish to define certain pricing parameters for such components to ensure that the pricing therefor is consistent between the RR Manufacturers.

NOW THEREFOR, the Parties agree as follows:

1.	Component Pricing. The Parties agree that, for the period from the Effective Date until the one (1) year anniversary thereof, Component Supplier shall supply all orders of the components and associated quantities as listed in Exhibit A attached to this Agreement, ordered from RR Manufacturers for the manufacture of RR Products at a unit price not to exceed the pricing set forth in Exhibit A. Restoration Robotics agrees to purchase from Component Supplier the total quantity of components listed in Exhibit A (the “Total Quantity”) and Component Supplier agrees and acknowledges that Restoration Robotics’ maximum liability under this Agreement shall not exceed the cost of purchasing the Total Quantity. Restoration Robotics may, at its sole option, determine the quantities of each component listed in Exhibit A provided that Restoration Robotics purchases the Total Quantity. Component Supplier agrees and acknowledges that all costs related to NRE, setup, or other production related costs associated with the components listed in Exhibit A are included in the unit prices stated for the components listed in Exhibit A. Component Supplier shall not charge Restoration Robotics any production related costs or any other charges not specified in Exhibit A.

2.	Parties’ Relationship. For clarity, this is a pricing agreement only, and Component Supplier acknowledges that supply, quality and all other terms shall be governed by Component Supplier’s relationship with the RR Manufacturers. It is understood that nothing herein constitutes an agreement for exclusivity on the part of any of the parties.

3.	Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the United States and the State of Delaware, without reference to conflict of laws principles and excluding the 1980 U.N. Convention on Contracts for the International Sale of Goods.

4.	Assignment. Neither Party may assign this Agreement without the prior written consent of the other; provided, however, that Restoration Robotics may assign to a party that succeeds to all or substantially all of Restoration Robotics’ business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement.

5.	Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

6.	Notices. Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Any notice required or permitted to be given hereunder must be in writing and will be deemed to have been received by its recipient on the business day it is personally delivered or delivered by a recognized overnight delivery service at the following address (or at such other address as such Party specifies to the other Party in writing), or on the day sent by facsimile transmission if confirmation of transmission is received and a confirmatory copy is sent by US mail within one business day. If sent by certified or registered mail postage prepaid and return receipt requested, such notice will be deemed to have been received on the fifth business day after mailing, addressed to such Party at such address

7.	Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, or by electronic signature on a PDF document, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

8.	Non-Waiver. No failure or delay of one of the Parties to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law.

ACCEPTED AND AGREED TO:

RESTORATION ROBOTICS		COMPONENT SUPPLIER

By:	/s/ Gabe Zingaretti	By:	/s/ Noreen King
Name:	Gabe Zingaretti	Name:	Noreen King
Title:	COO	Title:	CEO

EXHIBIT A

Product Cost

P/N	Order Qty	Material ($)	Labor ($45/hr)	Material OH ($) (12%)	Cleanroom Cost	Sub-Total ($)	Evolve Margin (10%)	Total ($) per unit	Ext Total ($)
FP-45173 or FP-45174	4,000	$101.69	$ 23.21	$12.20	$7.50	$144.61	$14.46	$159.07	$636,263.32
	6,000	$101.69	$ 22.73	$12.20	$3.00	$139.62	$13.96	$153.58	$921,477.48
	9,000	$101.69	$ 22.40	$12.20	$2.00	$138.29	$13.83	$152.12	$1,369,098.72
FP-100766 or FP-100482	4,000	$108.25	$ 23.21	$12.99	$7.50	$151.95	$15.20	$167.15	$668,591.00
	6,000	$108.25	$ 22.73	$12.99	$3.00	$146.97	$14.70	$161.66	$969,969.00
	9,000	$108.25	$ 22.40	$12.99	$2.00	$145.64	$14.56	$160.20	$1,441,836.00
FP-47060	1,500	$40.00	$ 14.80	$4.80	$10.00	$69.60	$6.96	$76.56	$114,840.00
	4,000	$39.00	$ 13.99	$4.68	$7.50	$65.17	$6.52	$71.68	$286,737.00
	6,000	$38.79	$ 13.83	$4.65	$3.00	$60.27	$6.03	$66.30	$397,780.68
	9,000	$38.79	$ 13.72	$4.65	$2.00	$59.16	$5.92	$65.08	$585,698.52

Sterilization Cost

P/N	Sterilization ($) per run	Evolve Margin (8%)	Transportation To/From Facility	Total ($) per run
FP-45173 or FP-45174	$1,200.00	$96.00	$170.00	$1,466.00
	$1,200.00	$96.00	$170.00	$1,466.00
	$1,200.00	$96.00	$170.00	$1,466.00
FP-47060	$900.00	$72.00	$170.00	$1,142.00
	$900.00	$72.00	$170.00	$1,142.00
	$900.00	$72.00	$170.00	$1,142.00

Quarterly Dose Audit Cost

P/N	Dose Audit Kit Cost ($)	Dose Audit Lab Cost ($)	Evolve Margin (8%)	Transportation To Lab	Total ($) per quarter
FP-100651 or FP-100652	$2,455.12	$5,356.00	$428.48	$262.50	$8,502.10
FP-46447	$1,231.38	$5,356.00	$428.48	$262.50	$7,278.36

Shipping to Legacy

P/N	Shipping Cost
FP-45173 or FP-45174	$165 per trip
FP-47060

NOTES:

i.	Quote is FOB Evolve Manufacturing (Fremont, CA)

ii.	Quote is valid for 30 days from issuance date of this quotation.

iii.	Terms NET 30 days.

iv.	Workmanship warranty 12 months from ship date.

vi.	Customer will be responsible for excess/obsolete material resulting from change orders or end of program

vii.	Sterilization, Quarterly Dose Audit and Shipping charges will be invoiced as incurred, separate from Finished Product.